PARK ELECTROCHEMICAL CORP.
                                                  NEWS RELEASE
Contact:  Murray Stamer                         5 Dakota Drive
                                        Lake Success, NY 11042
                                                (516) 354-4100

         PARK ELECTROCHEMICAL CORP. ANNOUNCES NEW SHARE
                          PURCHASE PLAN

LAKE    SUCCESS,    New   York,   October   20,    2004.....Park
Electrochemical Corp. (NYSE-PKE) announced that its Board of Directors has authorized the Company's purchase, on the open market and in privately negotiated transactions, of up to 2,000,000 shares of its Common Stock, representing approximately 10% of the Company's 19,899,389 total outstanding shares as of the close of business on October 19, 2004. This authorization replaces the Board of Directors' previous authorizations in June and September 1998 to purchase up to a total of 3,959,970 shares of the Company's Common Stock. The Company purchased a total of 1,654,800 shares pursuant to the previous authorizations at an average share cost of $8.129. All of such shares were purchased in September 1998. There were 2,305,170 shares available to be purchased by the Company pursuant to the previous share purchase authorizations, which have been terminated by the Board of Directors of the Company. Purchases by the Company pursuant to the new Board of Directors' authorization may occur from time to time in the future. Shares purchased by the Company will be retained as treasury stock and will be available for use under the Company's stock option plans and for other corporate purposes.

Certain portions of this press release may be deemed to constitute forward looking statements that are subject to various factors which could cause actual results to differ materially from Park's expectations. Such factors include, but are not limited to, general conditions in the electronics industry, Park's competitive position, the status of Park's relationships with its customers, economic conditions in international markets, the cost and availability of utilities, and the various factors set forth under the caption "Factors That May Affect Future Results" after Item 7 of Park's Annual Report on Form 10-K for the fiscal year ended February 29, 2004.

Park Electrochemical Corp. is a leading global designer and producer of electronic materials used to fabricate complex multilayer printed circuit boards and interconnection systems. Park specializes in advanced materials for high layer count
circuit   boards   and  high-speed  digital  and   RF/Microwave
electronic systems. Park also designs and manufactures advanced composite materials for the aerospace, military and industrial markets. The Company's manufacturing facilities are located in Singapore, China, France, Connecticut, New York, Arizona and California.

Additional corporate information is available on the World  Wide
Web at www.parkelectro.com and www.parknelco.com.

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